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_    _    _        CUC INTERNATIONAL INC.
                 EXECUTIVE RETIREMENT PLAN



          CUC International Inc., a Delaware corporation
(the "Company"), hereby adopts the CUC International Inc.
Executive Retirement Plan (the "Plan") effective as of
January 1, 1997.


                             1

                 PURPOSE AND DEFINITIONS

1.1 The purpose of the Plan is to afford officers and other key employees of the Company, who will be responsible for the management, growth, success and protection of the Company's business, with a long-term incentive in order to create in such employees an increased interest in and a greater concern for the welfare of the Company and to reward those officers and key employees who have been responsible for the growth and success of the Company. The Plan is intended to provide additional retirement security for the participants under the Plan and to constitute an unfunded retirement plan for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

1.2 For purposes of the Plan, the following terms shall have the meaning set forth below:

     "Accrued Target Value" means that portion of the Target
     Value of a Participant described in Section 10.4.

     "Actuarial Assumption" means, for purposes of the Plan, an interest rate of 8% and the 1983 Group Annuity Mortality Table (male) as published by the Society of Actuaries, to be utilized to determine an Actuarial Equivalent benefit to be provided by the Target Value.

     "Actuarial Equivalent" means the use of Actuarial
     Assumptions to achieve a value equal to the Target
     Value or Adjusted Target Value, as the case may be.

     "Adjusted Target Value" means the Target Value of a Participant increased or decreased in value based upon an assumed interest rate of 8%, to reflect the deferral of the Commencement Date of a Participant as a result of the continued employment of the Participant with the Company or its Affiliates on or after the Retirement Date of the Participant or to determine the equivalent Target Value prior to the Participant's Retirement Date as required under Articles 3 and 5.

     "Affiliate" means a subsidiary or joint venture in which the Company owns directly or indirectly fifty percent (50%) or more of the equity interest (excluding preferred stock).

     "Beneficiary" means the beneficiary designated by the Participant, or deemed designated by the Participant, pursuant to Section 7.1.

     "Change in Control" means a change in ownership of the Company or any other action as described in Section
     6.3.

     "Commencement Date" means the first day of the month following a Participant's Retirement Date, or if the Participant is then employed by the Company or any of its Affiliates, the first day of the month following the Participant's termination of employment with the Company and all of its Affiliates.

     "Compensation Committee" means the Compensation
     Committee of the board of directors of the Company.

     "Employment Agreement" means an employment agreement between the Company or an Affiliate and a Participant, in effect at the time of any applicable determinations under the Plan.

     "Participant" means a key employee recommended by the Chief Executive Officer of the Company and selected by the Compensation Committee to participate in the Plan pursuant to Section 2.1.

     "Retirement Date" means the Retirement Date set by the Compensation Committee at the time a key employee first becomes a Participant under the Plan or any earlier date subsequently set by the Compensation Committee.

     "Target Value" means the target value of a Participant's retirement benefit as determined by the Compensation Committee at the date a key employee becomes a Participant of the Plan, or as thereafter may be increased by action of the Compensation Committee.

     "Total Disability" means any permanent mental or physi cal condition which (i) in the good faith judgment of the Compensation Committee prevents the Participant from reasonably discharging the duties of his or her position, (ii) is attested to in writing from time to time by a physician selected by the Compensation
     Committee and (iii) has continued for a period of at least twelve consecutive months.

     "Year of Participation" shall mean a twelve-month period of participation under the Plan during a period of employment with the Company or its Affiliates or while Totally Disabled.

     "Year of Vesting Service" means a twelve-month period of employment with the Company or any of its Affiliates or a period of Total Disability as defined in Section
     3.1.


                            2

              ELIGIBILITY AND PARTICIPATION

2.1  Eligibility.  The Chief Executive Officer of the
     Company shall recommend to the Compensation Committee key employees of the Company for participation in the Plan. The Compensation Committee shall make a determination of each such person who shall participate in the Plan and shall notify such person of participation in writing. Each key employee so designated by the Compensation Committee is hereinafter referred to as a "Participant."

2.2  Designation of Vesting Requirement, Age for
     Commencement of Payment of Benefits and Target Value. The Compensation Committee shall determine for each Participant at the time a key employee is selected as a Participant and shall advise each Participant in writing the number of Years of Service with the Company that shall be required to achieve vesting of the benefit provided for the Participant under the Plan, the age at which a Participant who is vested may commence to receive benefits under the Plan (provided the Participant has then terminated employment with the Company) and the Target Value of the Participant.


                             3

                 VESTING AND FORFEITURES

3.1 Vesting. A Participant shall become vested in the benefit provided under the Plan after achieving the number of Years of Vesting Service initially set by the Compensation Committee upon the Participant becoming eligible for participation in the Plan, or such lesser number of Year of Vesting Service subsequently set by the Compensation Committee. A Year of Vesting Service is a one-year period of employment of a Participant as an employee of the Company or an Affiliate, the computation of which shall commence with the initial date of employment of the Participant and terminate with the Participant's termination of employment with the Company and all of its Affiliates. Only a consecutive period of employment shall be considered, provided however, that if a Participant terminates employment and thereafter is re-employed within a period of one year, the period of absence shall be counted towards a Year of Vesting Service for purposes of the calculation of vesting. Periods of Total Disability shall be included in calculating Years of Vesting Service.

3.2 Forfeiture. Except as provided under Articles 5 and 6, upon a Participant's termination of employment for any reason other than death or Total Disability with the Company and all of its Affiliates prior to the vesting of the Participant under Section 3.1, above, the Participant's entire benefit under the Plan shall be forfeited.

3.3 Death. Upon a Participant's death while employed by the Company or any of its Affiliates or while Totally Disabled, prior to becoming vested pursuant to Section 3.1, the Participant's entire benefit under the Plan shall be forfeited. Upon a Participant's death whether before or after termination of employment with the Company and its Affiliates, but after becoming vested pursuant to Section
     3.1 and prior to the commencement of payment of benefits under Section 4.1, a benefit shall be payable under the Plan to the Participant's Beneficiary based upon the Adjusted Target Value of the Participant as of the date of death.
     The benefit shall be payable in equal installments over a period of 60 months, commencing as of the first day of the month following the Participant's death.

3.4 Total Disability. If a Participant terminates employment by reason of Total Disability and thereafter ceases to be Totally Disabled prior to becoming vested under
     Section 3.1 and is not reemployed by the Company or its Affiliates, the Participant shall forfeit any benefit under the Plan.


                               4

                         BENEFITS

4.1 Commencement. A vested Participant upon attaining the Participant's Retirement Date shall be entitled to commence to receive as of the Commencement Date, a monthly retirement benefit for life equal to the Actuarial Equivalent of
     (a) the Target Value of the Participant if the Commencement Date is the first day of the month following the Retirement Date or (b) the Adjusted Target Value if the Commencement Date is any time thereafter.

4.2 Optional Form of Benefit. A Participant may elect an Actuarial Equivalent optional form of benefit, with the approval of the Compensation Committee. Such optional form may be any benefit payable over the life of a Participant with or without a survivor benefit for a designated Beneficiary of the Participant and with or without a payment for a period certain (e.g., benefit for life with a 50% survivor benefit for spouse or benefit for life with payments for ten (10) years certain in the event of prior death).

                                    5

    TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR FOR GOOD
REASON

5.1 Minimum Benefit. In the event of a termination of a Participant's employment with the Company and all Affiliates (whether prior to, on or after the vesting of the Participant under Section 3.1 above) (i) by the Company or the applicable Affiliate without Cause or (ii) by the Participant for Good Reason, notwithstanding any other provision of the Plan to the contrary, a Participant shall be deemed to have a vested Target Value of 75% of the Participant's Target Value and such amount shall be paid by the Company in a lump sum to the Participant within ten (10) business days following the date of the termination of the Participant's employment with the Company and Affiliates, in satisfaction of any benefit the Participant or the Participant's Beneficiary is otherwise entitled to under the Plan, except for any additional benefit payable under
     Section 5.4.

5.2 Termination of Employment for Cause. For purposes of this Article 5, a termination of a Participant's employment by the Company or an Affiliate for "Cause" shall mean termination of the Participant's employment by the Company for "Cause" as determined under an Employment Agreement of the Participant, or if none, upon a good faith determination by the board of directors of the Company, by written notice to the Participant specifying the event relied upon for such termination, due to the Participant's serious, willful misconduct with respect to his duties of employment (including but not limited to conviction for a felony or perpetration of a common law fraud) which has resulted or is likely to result in material economic damage to the Company or any Affiliate and which, in any such case, is not cured (if such is capable of being cured) within thirty (30) days after written notice thereof to the Participant.

5.3 Termination of Employment for Good Reason. For purposes of this Article 5, a termination of a Participant's employment by the Participant for "Good Reason" shall mean termination of the Participant's employment by the Participant due to "good reason" or "constructive termination" as determined under an Employment Agreement of the Participant, or if none, due to a reduction of the Participant's aggregate base salary with the Company and Affiliates, or a material change by the Company or applicable Affiliate in the functions, duties or responsibilities of the Participant's position which would reduce the ranking or level, dignity, responsibility, importance or scope of such position; or any relocation of the Participant outside of the general Stamford, Connecticut area, in each case above, without the written consent of the Participant. The Participant shall provide the Company a written notice which describes the circumstances being relied on for the termination of employment for Good Reason within ninety (90) days after the event giving rise to the notice. The Company shall have thirty (30) days after receipt of such notice to remedy the situation prior to the termination of the Participant's employment for Good Reason.

5.4 Additional Benefit. In the event of a termination of the Participant's employment resulting in the payment of a benefit under Section 5.1 above, the Company shall calculate the Actuarial Equivalent of the Participant's Target Value payable as a lump sum as of the date of the termination of the Participant's employment (the "Section 5.4 Actuarial Equivalent Benefit") within five (5) business days following the date of the termination of the Participant's employment. If the Section 5.4 Actuarial Equivalent Benefit is greater than the lump sum benefit payable under Section 5.1 above, the difference between the Section 5.4 Actuarial Equivalent Benefit and the lump sum benefit payable under Section 5.1 above shall be paid by the Company in a lump sum to the Participant within ten (10) business days of the date of the termination of the Participant's employment.

                               6

                    CHANGE OF CONTROL

6.1 Minimum Benefit. In the event of a Change in Control, notwithstanding any other provision of the Plan to the contrary, a Participant actively employed with the Company or an Affiliate shall be deemed to have a vested Target Value of 75% of the Participant's Target Value and such amount (on an unreduced basis) shall be paid by the Company in a lump sum to the Participant within ten (10) business days of the Change In Control, in satisfaction of any benefit the Participant or the Participant's Beneficiary is otherwise entitled to under the Plan. Such payment shall be subject to the provisions of Section 6.2.

6.2 Excise Tax Limitation. (i) In the event that any payment or benefit received or to be received by the Participant pursuant to the terms of the Plan (the "Plan Payments") or of any other plan, arrangement or agreement of the Company or any Affiliate ("Other Payments" and, together with the Plan Payments, the "Payments") would, in the opinion of independent tax counsel selected by the Company and reasonably acceptable to the Participant ("Tax Counsel"), be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, as determined as provided below, the Payments shall be reduced (but not below zero) until no portion of the Payments would be subject to the Excise Tax. For purposes of this limitation, (a) no portion of the Payments the receipt or enjoyment of which the Participant shall have effectively waived in writing shall be taken into account, (b) only the portion of the Payments which in the opinion of Tax Counsel constitute a "parachute payment" within the meaning of
     Section 280G(b)(2) of the Code shall be taken into account,
     (c) the Payments shall be reduced only to the extent necessary so that the Payments would not be subject to the Excise Tax, in the opinion of Tax Counsel, and (d) the value of any noncash benefit or any deferred payment or benefit included in such Payments shall be determined by the Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If any reduction in Payments is necessary to satisfy this Section 6.2, the Participant shall be entitled, at any time by written notice to the Company, to reduce the amount of any Payment other wise payable to him (including, without limitation, by waiving in whole or in part, any accelerated vesting on options previously granted the Participant), and to select from among the Payments those to be so reduced in order to satisfy the limitations of this Section 6.2 and the Company shall reduce the amount of such Payments accordingly. Any stock options the vesting of which would have otherwise accelerated but for the provisions of this Section 6.2 shall continue to vest in accordance with their respective terms; and shall upon such vesting remain exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted, whether or not the Participant's employment is terminated.

     (ii) If it is established pursuant to an opinion of Tax Counsel or a final determination of a court or an Internal Revenue Service proceeding that, notwith standing the good faith of the Participant and the Company in applying the terms of this Section 6.2, any Payments paid to the Participant or for his benefit exceeded the limitation contained in this
     Section 6.2, then the Participant shall pay to the Company, within sixty (60) days of receipt of notice of such final determination or opinion, an amount equal to the sum of (a) the excess of the Payments paid to him or for his benefit over the maximum
     Payments that should have been paid to or for his benefit taking into account the limitations contained in this Section 6.2, and (b) interest on the amount set forth in clause (a) of this sentence at the applicable federal rate (as defined in Section
     1274(d) of the Code) from the date of his receipt of such excess until the date of such payment; provided, however, that (x) he shall not be required to make any payment to the Company pursuant to this Section
     6.2(ii), (1) if such final determination requires the payment by him of an Excise Tax by reason of any Payment or portion thereof or (2) in the case of the opinion of Tax Counsel, until the expiration of the application statute of limitations or a final determination of a court or an Internal Revenue
     Service proceeding that no Excise Tax is due and (y) he shall only be required to make a payment to the Company pursuant to this Section 6.2(ii) to the extent such payment is deductible (or excludable from income) for federal income tax purposes.

     (iii) If it is established pursuant to an opinion of Tax Counsel or a final determination of a court or an Internal Revenue Service proceeding that, notwith standing the good faith of the Participant and the Company in applying the terms of this Section 6.2, any Payments paid to him or for his benefit were in an amount less than the maximum Payments which could be payable to him without such payments being subject to the Excise Tax, then the Company shall pay to him, within ninety (90) days of receipt of notice of such final determination or opinion, an amount equal to the sum of (a) the excess, if any, of the payments that should have been paid to him or for his benefit over the payments paid to or for his benefit and (b) interest on the amount set forth in clause (a) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of his non-receipt of such excess until the date of such payment.

     (iv) The Company shall pay the Plan Payments at such times as set forth in Section 6.1 hereof; provided, however, that if the Company in good faith believes that any such payments shall be reduced under the provisions of this Section 6.2, the Company shall pay to the Participant at such time a good faith estimate of the reduced payments, the computation of which shall be given to him in writing together with a written explanation of the basis for making such adjustment. The Company shall, within thirty (30) days of the otherwise applicable payment date, either
     (a) pay to the Participant the balance of the payments together with interest thereon at the applicable federal rate (as defined in Section
     1274(d) of the Code) or (b) deliver to him a copy of the opinion of Tax Counsel referred to in Section
     6.2(i) hereof, as applicable, establishing the amount of the reduced payments, along with the excess, if any, of the reduced payments over the estimate previously paid on account thereof, together with interest thereon at the applicable federal rate (as defined in Section 1274(d) of the Code).

     (v) If the Participant and the Company are parties to any other agreement relating to excise tax liability under Section 4999 of the Code, and the provisions of such agreement conflict with the provisions of this Section 6.2, the provisions of such other agreement shall govern to the extent inconsistent with this Section 6.2.

6.3 Change in Control. A "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of fifty-one percent (51%) or more of the outstanding voting securities of the Company,
     (ii) the Company or any subsidiary thereof shall be merged with or into or consolidated with another corporation and as a result of such merger or consolidation less than seventy-five percent (75%) of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, (iii) the Company shall sell substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Company, (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, as amended, shall acquire twenty-five percent (25%) or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) or (v) any other event shall take place that a majority of the board of directors of the Company, in its sole discretion, shall determine constitutes a "Change in Control" for the purposes hereof. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934, as amended.


                                    7

                      MISCELLANEOUS

7.1 Designation of Beneficiary. A Participant shall designate on a form provided by the Compensation Committee a beneficiary to receive any death benefit payable under the terms of the Plan. In the event a Participant does not designate a beneficiary or the beneficiary dies prior to the death of the Participant, the beneficiary shall be deemed to the Participant's estate, except in the event of an optional form of benefit selected under Section 4.2 which provides for a survivor benefit to be paid for the life of a designated beneficiary, in which case no survivor benefit shall be payable after the death of the designated beneficiary.

7.2 Incapacity. If a person to whom a benefit is payable is incompetent by reason of a physical or mental disability, the Compensation Committee, in its sole discretion, may cause the payments due to such person to made to another person for his or her benefit without any responsibility of the Compensation Committee to receipts of the application of such payment. Such payment shall operate as a complete discharge of the obligations of such person under the Plan.

7.3 Withholding Taxes. The Company may directly or indirectly withhold from any payments under this Plan all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.


                                8

                          CLAIMS

8.1 Claims Procedure. If any Participant or his or her Beneficiary has a claim for benefits which is not being paid, such claimant may file with the Compensation Committee a written claim setting forth the amount and nature of the claim, supporting facts, and the claimant's address. The Compensation Committee shall notify each claimant of its decision in writing by registered or certified mail within sixty (60) days after its receipt of a claim or, under special circumstances, within ninety (90) days after its receipt of a claim. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to realize the claim, and explain the claim review procedure under the Plan.

8.2 Claims Review Procedure. A claimant whose claim has been denied or such claimant's duly authorized representative may file, within sixty (60) days after notice of such denial is received by the claimant, a written request for review of such claim by the Compensation Committee. If a request is so filed, the Compensation Committee shall review the claim and notify the claimant in writing of its decision within sixty (60) days after receipt of such request. In special circumstances, the Compensation Committee may extend for up to sixty (60) additional days the deadline for its decision. The notice of the final decision of the Compensation Committee shall include the reasons for its decision and specific references to the Plan provisions on which the decision is based. The decision of the Compensation Committee shall be final and binding on all parties.


                                   9

                      ADMINISTRATION

9.1 Quorum. A majority of the members of the Compensation Committee shall constitute a quorum for any meeting of such committee held with respect to the Plan, and the acts of a majority of the members of either such committee, whether at a meeting or approved in writing without a meeting shall be valid acts of such committee.

9.2 Duties. The Compensation Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Compensation Committee shall have the power to:

        (1) provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, amend or supplement such rules and regulations;

        (2) construe the Plan in its sole discretion to the fullest extent permitted by law, which shall be final and conclusive upon all parties hereto;

        (3) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect including amendments to the Plan;

        (4) establish actuarial principles and assumptions from time to time for use with respect to the Plan, to the extent not set forth in the Plan; and

        (5) delegate all or any portion of the power to manage, operate and administer the Plan to any person that it so chooses.

9.3 Binding Authority. The acts and determinations of the Compensation Committee or its duly authorized delegate within the powers conferred by the Plan shall be final and conclusive for all purposes of the Plan, and shall not be subject to any appeal or review except as provided herein.

9.4 Exculpation. No member of the Compensation Committee shall be directly or indirectly responsible or otherwise liable for any action taken or any failure to take action as a member of the Compensation Committee, except for such action, default, exercise or failure to exercise resulting from such member's gross negligence or willful misconduct. No member of the Compensation Committee shall be liable in any way for the acts or defaults of any other member of the Compensation Committee, or any of its advisors, agents or representatives.

9.5 Indemnification. The Company shall indemnify and hold harmless each member of the Compensation Committee against any and all expenses and liabilities arising out of his or her own activities relating to the Compensation Committee, except for expenses and liabilities arising out of a member's gross negligence or willful misconduct.

9.6 Information. The Company shall furnish to the Compensation Committee all information the Compensation Committee may deem appropriate for the exercise of its powers and duties in the administration of the Plan. The Compensation Committee shall be entitled to rely on any information provided by the Company without any investigation thereof.

9.7 Self-Interest. No member of the Compensation Committee may act, vote or otherwise influence a decision of such committee relating to his or her benefits, if any, under the Plan.


                              10

                   GENERAL PROVISIONS

10.1 Non-Property Interest. Any Participant who may have or claim any interest in or right to any compensation, payment or benefit payable hereunder shall rely solely upon the unsecured promise of the Company. Nothing herein shall be construed to give to or vest in the Participant or any other person, now or hereafter, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title or interest, now or at any time in the future.

10.2 Disclosure. The Compensation Committee shall make available to each Participant for examination at the principal office of the Company (or at such other location as may be determined by the Compensation Committee), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of such Participant under the Plan.

10.3 Other Rights. The Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other contract, arrangement, or pension, profit sharing or other compensation plan.

10.4 Amendment or Termination. Notwithstanding any other provision of the Plan, the Plan may at any time be amended, suspended or terminated by the Company, subject to prior written approval of the Compensation Committee in its sole discretion, except no such amendment, suspension or termination shall (a) reduce a Participant's vested Target Value (determined as of the date of such termination or amendment), or (b) if a Participant has not forfeited his or her benefit prior to the time of any such termination or amendment, shall reduce a participant's Target Value below the product of the Target Value, multiplied by a fraction, with the numerator a Participant's Years of Participation and the denominator a Participant's projected Years of Participation to the Participant's Retirement Date (the Participant's "Accrued Target Value"). In the latter case the Participant's Accrued Target Value shall be deemed the Participant's vested Target Value for the purpose of calculating the Participant's benefit under the Plan. Moreover, if the Compensation Committee has established any additional or revised terms and conditions of participation for any Participant, the Compensation Committee may, in its sole discretion, add to, amend or terminate any such terms and conditions upon prior written notice to the Participant, except no such amendment or termination shall reduce a Participant's vested Target Value or Accrued Target Value.

10.5 Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

10.6 No Employment Rights.  Neither the establishment of the
     Plan or any action of the Compensation Committee shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. Subject to any applicable employment contract, the Company reserves the right to dismiss or otherwise deal with any Participant to the same extent as though the Plan had not been adopted.

10.7 Transferability of Rights. No Participant or spouse of a Participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which he may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Compensation Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant, his joint or contingent annuitant or beneficiary, to any portion of the Plan benefits not previously paid.

10.8 Governing Law. The Plan shall be construed, administered, and enforced according to the laws of the State of Connecticut, except to the extent that such laws are preempted by the federal laws of the United States of America.


          IN WITNESS WHEREOF, the Company has caused this Plan to be adopted as of the effective date first set forth above.

                              CUC INTERNATIONAL INC.


                              By:







                   CUC INTERNATIONAL INC.

               1996 Executive Retirement Plan


                   CUC INTERNATIONAL INC.
                 EXECUTIVE RETIREMENT PLAN

                     TABLE OF CONTENTS

                                                        Page

ARTICLE 1      PURPOSE AND DEFINITIONS                     1

ARTICLE 2      ELIGIBILITY AND PARTICIPATION               3

       2.1     Eligibility                                 3
       2.2     Designation of Vesting Requirement,
               Age for Commencement of Payment of
               Benefits and Target Value                   3

ARTICLE 3      VESTING AND FORFEITURES                     4

       3.1     Vesting                                     4
       3.2     Forfeiture                                  4
       3.3     Death                                       4
       3.4     Total Disability                            5

ARTICLE 4      BENEFITS                                    5

       4.1     Commencement                                5
       4.2     Optional Form of Benefit                    5

ARTICLE 5      TERMINATION OF EMPLOYMENT WITHOUT CAUSE
                      OR FOR GOOD REASON                   6

       5.1     Minimum Benefit                             6
       5.2     Termination of Employment for Cause         6
       5.3     Termination of Employment for
                   Good Reason                             6
       5.4     Additional Benefit                          7

ARTICLE 6      CHANGE OF CONTROL                           7

       6.1     Minimum Benefit                             7
       6.2     Excise Tax Limitation                       8
       6.3     Change in Control                          11

ARTICLE 7      MISCELLANEOUS                              11

       7.1     Designation of Beneficiary                 11
       7.2     Incapacity                                 12
       7.3     Withholding Taxes                          12

ARTICLE 8      CLAIMS                                     12

       8.1     Claims Procedure                           12
       8.2     Claims Review Procedure                    12

ARTICLE 9      ADMINISTRATION                             13

       9.1     Quorum                                     13
       9.2     Duties                                     13
       9.3     Binding Authority                          14
       9.4     Exculpation                                14
       9.5     Indemnification                            14
       9.6     Information                                14
       9.7     Self-Interest                              14

ARTICLE 10     GENERAL PROVISIONS                         15

      10.1     Non-Property Interest                      15
      10.2     Disclosure                                 15
      10.3     Other Rights                               15
      10.4     Amendment or Termination                   15
      10.5     Severability                               16
      10.6     No Employment Rights                       16
      10.7     Transferability of Rights                  16
      10.8     Governing Law                              17